     As filed with the Securities and Exchange Commission on August 9, 1996

                                                   SEC Registration No. 33-98678
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 3


                                       TO
        FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        OCEAN OPTIQUE DISTRIBUTORS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Florida
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   65-0052592
                    ---------------------------------------
                    (I.R.S. Employer Identification Number)

                            14250 S.W. 119th Avenue
                              Miami, Florida 33186
                           Telephone: (305) 255-3272
- --------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Neil B. Lande
                             Chairman of the Board
                            14250 S.W. 119th Avenue
                              Miami, Florida 33186
                           Telephone: (305) 255-3272
           ---------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                              Nina S. Gordon, P.A.
                                Broad and Cassel
                                  Miami Center
                    201 South Biscayne Boulevard, Suite 3000
                              Miami, Florida 33131
                           Telephone: (305) 373-9400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                                 -------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                 -------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED AUGUST 9, 1996


                        OCEAN OPTIQUE DISTRIBUTORS, INC.

                                 533,333 SHARES
                                  COMMON STOCK


         Ocean Optique Distributors, Inc. (the "Company" or the "Registrant") hereby registers up to 533,333 shares (the "Shares") of its common stock, no par value (the "Common Stock"), for the account of certain selling stockholders (the "Selling Stockholders") in connection with the proposed resale by the Selling Stockholders of such shares. See "Selling Stockholders" and "Description of Securities - Common Stock."

         The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. See "Selling Stockholders."

         The Company will pay all of the expenses of this offering, except that the Selling Stockholders will bear the cost of any brokerage commissions or discounts incurred in connection with the sale of the Shares and their respective legal expenses. The Shares may be sold by Selling Stockholders directly or through underwriters, dealers or agents in market transactions or in privately negotiated transactions. See "Plan of Distribution."

         The Common Stock is quoted on the automated quotation system of the National Association of Securities Dealers, Inc. ("Nasdaq") SmallCap Market under the symbol "OPTQ." On August 6, 1996, the average of the bid and asked closing prices of the Common Stock was $2.125 per share.

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE DISCUSSION UNDER "RISK FACTORS," ON PAGE 5 OF THIS PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is August __, 1996

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., and at its following regional offices: Suite 788, 1375 Peachtree St. N.E., Atlanta, Georgia 30367; Suite 1400, 500 West Madison Street, Chicago, Illinois; and 7 World Trade Center, New York, New York. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Act with respect to the securities being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete and, in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. The Registration Statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above.

         The Company's Common Stock is quoted on Nasdaq SmallCap Market under the symbol "OPTQ." All of the reports required to be filed by the Company with Nasdaq and other information concerning the Company can be inspected at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995, as amended; (2) the Company's Quarterly Reports on Form 10-QSB, as amended, for the quarters ended September 30, 1995 and December 31, 1995; (3) the Company's Quarterly Report on Form 10-QSB, as amended, for the quarter ended March 31, 1996; and (4) the Company's Current Report on Form 8-K dated June 21, 1995, as amended on Form 8-K/A dated September 1, 1995. Each document filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus but prior to the termination of this offering to which this Prospectus relates, shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date any such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents described above, other than exhibits to such documents (unless such exhibits have been specifically incorporated by reference therein). Requests for such copies should be directed to the Company at 14250 S.W. 119th Avenue, Miami, Florida 33186, attention: Corporate Secretary; telephone (305) 255-3272.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the detailed information, financial statements and related notes appearing elsewhere in this Prospectus. Each investor is urged to read this Prospectus in its entirety. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

         The Company is engaged in importing, marketing and distributing high quality ophthalmic (or eyeglass) frames and sunglasses in the mid- and premium-priced categories. The Company's products, which are currently manufactured in Europe and the Far East, include more than 400 styles in metal or plastic in an array of colors and sizes. The Company is currently the exclusive or non-exclusive licensee (with respect to eyewear) of several well-recognized labels, including Revlon, Crayola, Gitano, J.H. Collectibles, Chevrolet and Jacques Fath, and is the exclusive distributor for Carl Zeiss Optical eyeglass frames and sunglasses in the United States.

         The Company maintains its executive offices at 14250 S.W. 119th Avenue, Miami, Florida 33186. Its telephone number is (305) 255-3272.

                               SECURITIES OFFERED

         Up to 533,333 shares of the Company's Common Stock are being registered hereunder for the account of the Selling Stockholders.(1)


                                USE OF PROCEEDS

         The Company will not receive any proceeds from sales of the Shares by the Selling Stockholders.


                               OUTSTANDING SHARES

         As of August 7, 1996, the Company had 2,898,408 shares of Common Stock outstanding.(2) As of August 7, 1996, holders of the Company's 8% Five Year Convertible Subordinated Debentures (the "Debentures") totaling $706,250 in aggregate principal amount have converted their Debentures into 428,035 shares of Common Stock and holders of $172,900 in aggregate principal amount of Debenture have provided notice to the Company of their intention to convert their Debentures into an aggregate of 104,799 shares of Common Stock.

- ----------------------------
         (1) These shares were issued in connection with the Company's acquisition of 100% of the outstanding capital stock of European Manufacturers Agency, Inc. ("EMA"). The EMA acquisition agreement provides for the escrow of 500,000 of the 533,333 total shares of the Company's Common Stock issued in exchange for the EMA shares, with a portion of such escrowed shares to be released to the former EMA shareholders, Robert D. Winn and Mary S. Winn, on each of the first, second, third and fourth anniversaries of the acquisition date. The acquisition agreement provides that the number of shares to be released on any such date will be determined by dividing 375,000 by the then-current market value of the Company's Common Stock, provided that the number of shares to be released on any anniversary date will not be less than 62,500 shares nor more than 150,000 shares. In the event that the number of shares of the Company's Common Stock to be released from escrow on an anniversary date is greater than the number of shares then held in escrow, the acquisition agreement provides that the Company will issue additional shares in the amount of any such shortfall, and such shares will be deemed to be issued as part of the original purchase price set forth in the acquisition agreement. Any shares of Common Stock remaining in escrow subsequent to the fourth anniversary of the acquisition date will be released to and cancelled by the Company. The acquisition agreement further provides that the Winns, as beneficial owners of the escrowed shares, are entitled to all voting, dividend and liquidation rights, preferences and privileges applicable to all of the escrowed shares, but will be unable to transfer such shares until released from escrow.

                 Pursuant to the acquisition agreement, EMA entered into employment agreements with Robert Winn and Mary Winn relating to their continued service as executive officers of EMA.
                 Under the terms of the acquisition agreement, if either of such employment agreements is terminated by the Company without cause, all shares then maintained in escrow in the name of the terminated executive officer will be released and delivered to that person. If either such agreement is terminated for cause or by the officer, the officer's shares will be released from escrow according to the above-described schedule.

                 This escrow arrangement is intended primarily to assure the Company of a remedy in the event of a claim by the Company to the indemnification provided by the former EMA shareholders under the acquisition agreement. Pursuant to the terms of the agreement, any claim to such indemnification is to be first applied to the escrowed shares. As of the date hereof, no such claim has been made by the Company.

         (2) Excludes up to 750,000 shares of Common Stock issuable upon exercise of options granted and to be granted pursuant to the Company's 1991 Stock Option Plan; up to 150,000 shares of Common Stock issuable upon exercise of outstanding warrants; up to 860,000 shares of Common Stock issuable upon conversion of outstanding shares of convertible preferred stock; and the shares of Common Stock issuable upon conversion of Debentures remaining outstanding. See "Description of Securities."

                             SUMMARY FINANCIAL DATA

         The summary financial data set forth below is derived from the consolidated financial statements included in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995, as amended, and the Company's Form 10-QSB for the quarter ended March 31, 1996, as amended, incorporated herein by reference. The following information should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, set forth elsewhere in this Prospectus.


                                                   NINE MONTHS ENDED                     YEARS ENDED
                                                       MARCH 31,                          JUNE 30,
                                               -------------------------           ----------------------
                                                  1996           1995                 1995        1994
                                               -----------    ----------           ----------  ----------
OPERATING DATA:


Net sales . . . . . . . . . . . . . . . .      $10,644,836    $6,640,156           $9,752,264  $9,985,578

Cost of goods sold  . . . . . . . . . . .        8,306,440     3,478,172            5,680,055   5,405,193
   Gross profit . . . . . . . . . . . . .        2,338,396     3,161,984            4,072,209   4,580,385
Selling, general and admin-
 istrative expenses . . . . . . . . . . .        4,282,532     3,079,122            4,694,571   4,490,773
                                               -----------    ----------           ----------  ----------
                                                (1,944,136)       82,862             (622,362)     89,612
Interest expense, net . . . . . . . . . .         (404,895)     (204,061)            (257,687)   (321,880)
Other income  . . . . . . . . . . . . . .               --        12,926                   --       7,275
   Income (loss) before income taxes  . .       (2,349,031)     (108,273)            (880,049)   (224,993)
Income tax benefit (expense)  . . . . . .               --        51,000             (145,000)    (65,033)
   Net income (loss)  . . . . . . . . . .       (2,349,031)      (57,273)            (735,049)   (159,960)
Dividends paid on preferred stock . . . .           35,632            --               47,439          --
                                               -----------    ----------           ----------  ----------
   Net income (loss) applicable to
    Common Stock  . . . . . . . . . . . .      $(2,384,663)   $  (57,273)          $ (782,488) $ (159,960)
                                               ===========    ==========           ==========  ==========
Net income (loss) per common share  . . .      $     (1.47)   $    (0.03)          $    (0.48) $    (0.12)
                                               ===========    ==========           ==========  ==========
Weighted average number of common
 shares outstanding . . . . . . . . . . .        1,626,818     1,661,050            1,619,602   1,330,716


Supplemental pro forma net loss
 (adjusted for debenture conversion)(1) .      $(2,290,163)                        $ (656,488)
                                               ===========                         ==========
Supplemental pro forma net loss
 per common share(1)  . . . . . . . . . .      $     (0.89)                        $    (0.26)
                                               ===========                         ==========
Supplemental pro forma weighted average
 number of common shares(1) . . . . . . .        2,581,363                          2,574,147


                                                                            MARCH 31,             JUNE 30,
                                                                               1996                 1995
                                                                           -----------          -----------
BALANCE SHEET DATA:

Current assets  . . . . . . . . . . . . . . . . . . . . . . . . . .        $12,651,717          $13,577,313
                                                                           -----------          -----------
Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .        $16,549,752          $17,769,963
Current liabilities . . . . . . . . . . . . . . . . . . . . . . . .          8,424,518            7,331,957
                                                                           -----------          -----------
Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . .         10,582,949            9,818,497
Total stockholders' equity  . . . . . . . . . . . . . . . . . . . .          5,966,803            7,951,466
                                                                           -----------          -----------
Total liabilities and
 stockholders' equity . . . . . . . . . . . . . . . . . . . . . . .        $16,549,752          $17,769,963
                                                                           ===========          ===========


- ------------------
(1) The supplemental pro forma net loss and net loss per share reflect the issuance of 954,545 shares that are necessary to convert $1,575,000 of debentures and the resulting decrease in net loss in the amounts of $126,000 and $94,500 for the fiscal year ended 1995 and the nine months ended March 31, 1996, respectively, as of the beginning of the periods presented. The calculation is based on the weighted average shares outstanding used in the calculation of earnings per share, adjusted for the number of shares that would be issued to convert the debentures.

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk. Therefore, in evaluating the Company and its business prospects, prospective investors should carefully consider the following risk factors, in addition to the other information set forth elsewhere in this Prospectus, before acquiring shares of Common Stock. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differing results include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

HISTORY OF LOSSES; STATUS OF CREDIT FACILITY


         The Company incurred net losses of $2,349,031 for the nine months ended March 31, 1996, $735,049 for the fiscal year ended June 30, 1995 and $159,960 for the fiscal year ended June 30, 1994. No assurance can be given that the Company will be able to reduce its net losses for the full 1996 fiscal year or reduce its net losses or achieve profitability in the long term.


         In July 1996, the Company received notification from its credit facility lender that the Company did not meet certain financial condition criteria and ratios as required by the credit agreement. To date, the lender has not accelerated repayment of the Company's obligations under the agreement, although the lender has indicated its initial intention not to renew the facility. The Company has responded to the lender that it desires to renegotiate with this lender and currently is working with the lender to achieve compliance with the credit agreement's requirements. There can be no assurances, however, that the Company will be able to renegotiate this credit facility with its current lender or replace it if necessary. Further, the Company may require, depending on then-current levels of cash flow generated from operations, additional financing in the near and/or long term. No assurance can be given that the Company would be able to procure such necessary financing, or if available, would be able to procure financing on terms deemed favorable by the Company. In the event the Company is unable to generate sufficient cash flow from operations, the Company may be forced in the future to reduce its level of operations.

LICENSING AGREEMENTS

         The Company is the exclusive and/or non-exclusive licensee with respect to eyewear of several well-recognized labels, including Revlon, Crayola, Gitano, J.H. Collectibles, Chevrolet and Jacques Fath, and is the exclusive distributor for Carl Zeiss Optical eyeglass frames and sunglasses in the United States. The Company's license agreement with Revlon has been renewed for an additional one-year term ending December 31, 1996. No assurance can be given that any existing licensing agreements to which the Company is a party will not expire or be cancelled in the future. In the event that certain of such licensing agreements terminate, the Company's results of operations may be negatively impacted in the future.

COMPETITION

         The Company competes with a large number of entities, most of which are much larger, better capitalized and have greater resources than the Company. In addition, some of the Company's competitors are vertically integrated, producing and distributing their own eyewear products.

POTENTIAL FUTURE RULE 144 SALES

         Of the shares of the Company's Common Stock currently outstanding, approximately 1,379,487 of such shares are "restricted securities" within the meaning of the Act and the rules and regulations promulgated thereunder and, generally, may only be sold in compliance with Rule 144 under the Act. Under Rule 144, a person who has held "restricted securities" for a period of two years may sell a limited number of such shares in the public market. Sales made pursuant to Rule 144 by the Company's existing shareholders may have a depressive effect on the price of the Common Stock in the public market. As a result, such sales could adversely affect the Company's ability to raise capital at that time through the sale of its equity securities.

DIVIDENDS

         The Company has not paid any cash dividends on the Common Stock and, in view of its financial condition, contemplated financial requirements and future plans, does not anticipate paying any cash dividends on Common Stock in the foreseeable future.

DEPENDENCE ON CERTAIN CUSTOMERS

         For the nine months ended March 31, 1996, the Company had one customer whose net sales represented approximately 10% of the Company's total net sales for the period. No other customers accounted for more than 10% of the Company's sales in the period. The loss of such customer could have a material adverse effect on the business of the Company.

CONTROL BY MANAGEMENT; ESCROW OF SELLING STOCKHOLDERS' SHARES


         As of August 7, 1996, the officers and/or directors of the Company beneficially owned an aggregate of 1,122,260 shares of Common Stock (or approximately 36.3% of the shares of Common Stock outstanding). Of such shares, 533,333 Shares beneficially owned by officers and directors are included herein for sale. See "Selling Stockholders." Accordingly, assuming the sale of all of the Shares hereunder, present management will beneficially own 588,927 shares of Common Stock or approximately 5.25% of the total shares of Common Stock outstanding.


         Robert and Mary Winn, directors of the Company and executive officers of EMA, received the Shares offered hereby in connection with the Company's acquisition of EMA in June 1995, 500,000 of which are currently being held in escrow and are to be released upon each of the next four anniversaries of the closing of the acquisition in amounts that are subject to adjustment in the event of certain conditions, as set forth in the acquisition agreement. See "Selling Stockholders."


POSSIBLE VOLATILITY OF COMMON STOCK PRICES

         The market price of the Company's Common Stock may be significantly affected by various factors, including, but not limited to, the Company's results of operations, general economic conditions and conditions specific to the industry in which the Company is engaged. In addition, sales of all or a part of the 533,333 Shares of Common Stock being registered hereunder on behalf of Selling Stockholders may have a depressive effect on the market price of the Common Stock. See "Plan of Distribution."

DILUTION

         In the event the Company seeks to obtain additional financing through the sale and issuance of its securities, the then-current shareholders of the Company may suffer immediate and substantial dilution in their percentage of ownership of shares of the Company's Common Stock. In addition, the future issuance of shares below the then-current market price of the Company's Common Stock may have a depressive effect in the future market price of the Common Stock, although such market price is subject to numerous factors, many of which are beyond the Company's control, including general economic business conditions and the then-current economic condition of the industries in which the Company engages. The issuance of additional shares of the Company's Common Stock may also trigger certain anti-dilution provisions set forth in the various instruments evidencing certain outstanding derivative securities of the Company, and may result in the issuance of additional shares of the Company's Common Stock upon conversion and/or exercise thereof, further diluting the present shareholders' equity position in the Company.

CONTINUED LISTING ON NASDAQ SMALLCAP MARKET IS NOT ASSURED

         The National Association of Securities Dealers, Inc. has imposed certain financial criteria for continued listing on Nasdaq SmallCap Market, including capital and surplus requirements, and minimum stock price standards. The inability of the Company to meet these listing maintenance criteria in the future may result in the discontinuance of the inclusion of the Company's Common Stock on Nasdaq SmallCap Market. In such an event, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock. The Commission has also promulgated regulations that define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such regulations impose various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Such broker-dealers must also, prior to the purchase, provide the customer with risk disclosure documents that identify certain risks associated with investing in "penny stocks" and that describe the market therefor as well as a customer's legal remedies. The broker-dealer must also obtain a signed and dated acknowledgement from its customers demonstrating that the customers have actually received the required risk disclosure documents before their first transaction in a penny stock. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of holders to sell their shares in the secondary market.


         While many Nasdaq SmallCap Market-listed securities are covered by the definition of penny stock, transactions in a Nasdaq SmallCap Market-listed security are exempt for (i) issuers who have $2,000,000 in net tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, and (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a Nasdaq SmallCap Market security directly with a Nasdaq SmallCap Market-maker for such securities are subject only to the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative. No assurance can be given, however, that the current regulations and statutes may not be amended or revised, which could negatively impact the market for the Company's Common Stock.


SHARES ELIGIBLE FOR FUTURE SALE


         A substantial amount of the outstanding Common Stock is available for sale in the public marketplace. Also outstanding are various Company Debentures, preferred stock and warrants that are convertible into or exercisable for shares of Common Stock at various conversion rates and exercise prices per share. To the extent that these derivative securities are exercised or converted, the interests of the Company's shareholders will be diluted. As of August 7, 1996, holders of the Company's Debentures totaling $706,250 in aggregate principal amount have converted their Debentures into 428,035 shares of Common Stock and holders of $172,900 in aggregate principal amount of Debentures have provided notice to the Company of their intention to convert their Debentures into an aggregate of 104,799 shares of Common Stock. No prediction can be made as to the effect, if any, that sales of any of such shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock prevailing from time to time.

The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock, and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities."


                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares of Common Stock being offered by the Selling Stockholders.


                              SELLING STOCKHOLDERS

        The following table sets forth the number of shares of Common Stock being registered under the Registration Statement (of which this Prospectus forms a part) on behalf of each of the Selling Stockholders listed below (including their transferees and/or assignees) and the approximate percentage of the Common Stock outstanding (assuming that no outstanding options, warrants, debentures or preferred stock have been exercised or converted).


                                      SHARES BENEFICIALLY                              SHARES BENEFICIALLY
                                     OWNED BEFORE OFFERING                             OWNED AFTER OFFERING
                                     ---------------------          SHARES             --------------------
NAME                                 NUMBER        PERCENT          OFFERED            NUMBER       PERCENT
- ----                                 ------        -------          -------            ------       -------
Robert D. Winn(2) . . . . . . .      266,667        12.2%          266,667(1)            -             -

Mary S. Winn(3) . . . . . . . .      266,666        12.2%          266,666(1)            -             -
                                     -------                       -------


TOTAL . . . . . . . . . . . . .      533,333                       533,333
- -----                                =======                       =======

(1) These shares were issued in connection with the Company's acquisition of 100% of the outstanding capital stock of EMA. The EMA acquisition agreement provides for the escrow of 500,000 of the 533,333 total shares of the Company's Common Stock issued in exchange for the EMA shares, with a portion of such escrowed shares to be released to the former EMA shareholders, Robert D. Winn and Mary S. Winn, on each of the first, second, third and fourth anniversaries of the acquisition date. The acquisition agreement provides that the number of shares to be released on any such date will be determined by dividing 375,000 by the then-current market value of the Company's Common Stock, provided that the number of shares to be released on any anniversary date will not be less than 62,500 shares nor more than 150,000 shares. In the event that the number of shares of the Company's Common Stock to be released from escrow on an anniversary date is greater than the number of shares then held in escrow, the acquisition agreement provides that the Company will issue additional shares in the amount of any such shortfall, and such shares will be deemed to be issued as part of the original purchase price set forth in the acquisition agreement. Any shares of Common Stock remaining in escrow subsequent to the fourth anniversary of the acquisition date will be released to and cancelled by the Company. The acquisition agreement further provides that the Winns, as beneficial owners of the escrowed shares, are entitled to all voting, dividend and liquidation rights, preferences and privileges applicable to all of the escrowed shares, but will be unable to transfer such shares until released from escrow.

      Pursuant to the acquisition agreement, EMA entered into employment agreements with Robert Winn and Mary Winn relating to their continued service as executive officers of EMA. Under the terms of the acquisition agreement, if either of such employment agreements is terminated by the Company without cause, all shares then maintained in escrow in the name of the terminated executive officer will be released and delivered to that person. If either such agreement is terminated for cause or by the officer, the officer's shares will be released from escrow according to the above-described schedule.

      This escrow arrangement is intended primarily to assure the Company of a remedy in the event of a claim by the Company to the indemnification provided by the former EMA shareholders under the acquisition agreement. Pursuant to the terms of the agreement, any claim to such indemnification is to be first applied to the escrowed shares. As of the date hereof, no such claim has been made by the Company.


(2)   Robert D. Winn is a director of the Company and President of EMA.

(3)   Mary S. Winn is a director of the Company and Vice President of EMA.

                              PLAN OF DISTRIBUTION

         The Common Stock included in this Prospectus may be sold from time to time directly by the Selling Stockholders and their transferees and/or assignees. The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit on the resale of the shares of Common Stock as principal may be deemed to be underwriting discounts and commissions under the Act.

         In order to comply with certain state securities laws, if applicable, the Shares will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

         The Company will pay the registration expenses incident to the offering and sale of the Shares by the Selling Stockholders to the public. Such expenses include legal and accounting expenses attributable to the Company, filing fees payable to the Securities and Exchange Commission, applicable state "blue sky" filing fees and printing expenses. The Company, however, will not pay for any expenses, commissions or discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Stockholders.

                           DESCRIPTION OF SECURITIES

GENERAL

         Set forth below is a summary of certain terms and provisions of the Company's capital stock, which is qualified in its entirety by reference to the Company's Restated Articles of Incorporation and to the Statements of Designation setting forth the resolutions establishing the rights and preferences of the outstanding series of Preferred Stock. Copies of the Articles of Incorporation and Statements of Designation have been filed as an exhibit to, or incorporated by reference into, the Registration Statement of which this Prospectus forms a part.

         Under the Articles of Incorporation, the authorized but unissued and unreserved shares of the Company's capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, or private or public offerings. Except as may otherwise be required, shareholder approval will not be required for the issuance of those shares.


         The Company is authorized to issue 10,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock. As of August 7, 1996, there were 2,898,408 shares of the Company's Common Stock issued and outstanding and 860,000 shares of Preferred Stock issued and outstanding.


COMMON STOCK

         Holders of shares of Common Stock are entitled to share ratably in such dividends and distributions as may from time to time be declared by the Board of Directors of the Company from funds legally available therefor, and upon liquidation will be entitled to share ratably in any assets of the Company legally available for distribution to holders of the Common Stock, subject to any preference given to the holders of the Company's preferred stock. The Company's Restated Articles of Incorporation, as amended, and Bylaws do not confer any preemptive, subscription, redemption or conversion rights on the holders of Common Stock. Holders of Common Stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting, which means that holders of a majority of the voting power may elect all of the Directors.

DIVIDENDS ON COMMON STOCK

         To date, the Company has not paid any cash dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, capital requirements and financial condition, and other factors deemed relevant by the Board of Directors.

PREFERRED STOCK

         The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designation, preferences and relative participation, option or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders.

         SERIES A PREFERRED STOCK. The Company has designated 800,000 shares of Preferred Stock as Series A Cumulative Convertible 3% Preferred Stock ("Series A Preferred Stock"), of which 450,000 shares were issued and outstanding as of June 20, 1996. Holders of the Series A Preferred Stock are entitled to receive cumulative cash dividends or, in the Company's sole discretion, cash equivalent stock dividends in the form of shares of Common Stock, at the annual rate of $0.075 per share. Each share of Series A Preferred Stock is convertible at any time into one share of Common Stock, subject to adjustment in certain events, including: the issuance of stock as a dividend on the Common Stock; stock splits, subdivisions or combinations of the Common Stock; or the distribution to all holders of the Common Stock of evidences of indebtedness of the Company, cash (excluding ordinary cash dividends), other assets or rights or warrants to subscribe for or purchase any securities (other than those referred to above).

         The Series A Preferred Stock may not be redeemed by the Company. Holders of the Series A Preferred Stock do not vote on matters submitted to the Company's shareholders generally, except as may otherwise be required by law.

         SERIES B PREFERRED STOCK. The Company has designated 230,000 shares of Preferred Stock as Series B Cumulative 2% Preferred Stock ("Series B Preferred Stock"), all of which shares are issued and outstanding as of June 20, 1996. Holders of the Series B Preferred Stock are entitled to receive cumulative cash dividends at the annual rate of $0.10 per share. Each share of Series B Preferred Stock is convertible at any time after November 30, 1996 into one share of Common Stock, subject to adjustment in certain events, including the issuance of shares as a dividend on the Common Stock, or stock splits, subdivisions or combinations of the Common Stock. In the event that the market price per share (as defined) of the Common Stock on the date of conversion is less than $5.00 per share, then the Company shall issue such shares of Common Stock upon conversion of the Series B Preferred Stock equal to (i) the number of shares of Series B Preferred Stock then issued and outstanding multiplied by $5.00, (ii) divided by the then-current market price per share of the Common Stock. The "market price per share" of the Common Stock shall equal the average asked prices of the Common Stock during the 30 consecutive business days immediately prior to the date of conversion.

         The Series B Preferred Stock may be not redeemed by the Company. Holders of the Series B Preferred Stock do not vote on matters submitted to the Company's shareholders generally, except as may otherwise be required by law. WARRANTS

         As of June 20, 1996, the Company had outstanding warrants to purchase an aggregate of 200,000 shares of the Company's Common Stock ("Warrants"). One Warrant is exercisable for 50,000 shares of Common Stock at an exercise price of $2.00 per share and one Warrant, as modified by the Company's Board of Directors in May 1996, is exercisable for 150,000 shares of Common Stock at $1.65 per share. Both of such Warrants expire on July 14, 2001. The Warrants may not be redeemed by the Company. Holders of the Warrants will be protected against dilution upon the occurrence of certain events, including, but not limited to, stock dividends, stock splits, reclassifications, recapitalizations, stock combinations or similar transactions. Holders of the Warrants have no voting rights and are not entitled to dividends. In the event of liquidation, dissolution or winding up of the Company, holders of Warrants will not be entitled to participate in any distribution of the Company's assets.

CONVERTIBLE DEBENTURES

         The Debentures are unsecured debt securities, subordinated in right of payment to any debt of the Company (defined in the Debentures as any indebtedness, borrowed money or guarantee of such indebtedness) except debt that by its terms is not senior ("Senior Debt") in right of payment to the Debentures. The Debentures bear interest at the annual rate of 8%, and mature in 1999. Interest is payable semi-annually in arrears on June 30 and December
31 of each year, provided, however, that the Company may, in its sole discretion, defer payment of any installment of interest for a period of six months until the next interest payment date. Pursuant to the terms of the Debentures as originally issued, the Debentures were convertible into shares of Common Stock at the rate of one share of Common Stock for each $3.50 of principal amount, subject to adjustment in the event of certain events, including: dividends or distributions on the Common Stock payable in shares of Common Stock; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of the Common Stock of certain rights to purchase Common Stock at less than the current market price at the time; or distributions to such holders of Common Stock of assets or debt securities of the Company or certain rights to purchase securities of the Company (excluding cash dividends or distributions from current retained earnings).


         In May 1996, the Company's Board of Directors authorized a change in the conversion rate of the Debentures to one share of Common Stock for each $1.65 of principal amount of Debentures. As of August 7, 1996, holders of Debentures totaling $706,250 in aggregate principal amount have converted their Debentures into 428,035 shares of Common Stock and holders of $172,900 in aggregate principal amount of Debentures have provided notice to the Company of their intent to convert their Debentures into an aggregate of 104,799 shares of Common Stock.

         The Debentures may not be redeemed by the Company. Holders of the Debentures do not have voting rights and are not entitled to dividends. In the event of liquidation, dissolution or winding up of the Company, holders of Debentures will be junior to the holders of Senior Debt of the Company in any distribution of the Company's assets, but will be senior to the holders of the shares of the Company's Common Stock or Preferred Stock.

TRANSFER AGENT AND DIVIDEND DISBURSING AGENT

         The Transfer Agent for the Common Stock is North American Transfer Co., 147 West Merrick Road, Freeport, New York 11520.

LIMITATION ON DIRECTORS' LIABILITY

         The Company's Restated Articles of Incorporation, as amended, include a provision eliminating the monetary liability of directors for monetary damages to the fullest extent permissible under Florida law. The provision does not otherwise affect a Director's liability for breach of the fiduciary duties of care and loyalty, failure to act in good faith, receipt of an improper personal benefit, engagement in intentional misconduct or participation in the payment of a dividend, in a stock redemption or in a purchase prohibited by Florida law. Also, the provision does not affect a Director's liability for violation of federal or state securities law.

                                    EXPERTS

         The consolidated financial statements for the Company as of June 30, 1995 and for the year then ended included in the Registration Statement of which this Prospectus forms a part have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements for the Company as of June 30, 1994 and for the year then ended have been so included in the Registration Statement of which this Prospectus forms a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Broad and Cassel, a partnership including professional associations.

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                        Page
                                                                                                        ----
Reports of Independent Certified Public Accountants  . . . . . . . . . . . . . . . .                 F-1 to F-2

Consolidated Balance Sheets at June 30, 1995 and 1994  . . . . . . . . . . . . . . .                        F-3

Consolidated Statements of Operations
For the Years Ended June 30, 1995 and 1994   . . . . . . . . . . . . . . . . . . . .                        F-4

Consolidated Statements of Stockholders' Equity
For the Years Ended June 30, 1995 and 1994   . . . . . . . . . . . . . . . . . . . .                        F-5

Consolidated Statements of Cash Flows
For the Years Ended June 30, 1995 and 1994   . . . . . . . . . . . . . . . . . . . .                 F-6 to F-7

Notes to Consolidated Financial Statements   . . . . . . . . . . . . . . . . . . . .                F-8 to F-23

Condensed Consolidated Balance Sheets as of
March 31, 1996 and June 30, 1995 (Unaudited)   . . . . . . . . . . . . . . . . . . .                       F-24

Condensed Consolidated Statements of Operations
For the Nine Months Ended
March 31, 1996 and 1995 (Unaudited)  . . . . . . . . . . . . . . . . . . . . . . . .                       F-25

Condensed Consolidated Statements of Operations
For the Three Months Ended
March 31, 1996 and 1995 (Unaudited)  . . . . . . . . . . . . . . . . . . . . . . . .                       F-26

Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended
March 31, 1996 and 1995 (Unaudited)  . . . . . . . . . . . . . . . . . . . . . . . .                       F-27

Notes to the Condensed Consolidated
Financial Statements (Unaudited)   . . . . . . . . . . . . . . . . . . . . . . . . .                       F-28


                                                     [GRANT THORNTON LETTERHEAD]






                        REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS



Board of Directors
Ocean Optique Distributors, Inc.

We have audited the accompanying consolidated balance sheet of Ocean Optique Distributors, Inc. and Subsidiaries as of June 30, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ocean Optique Distributors, Inc. and Subsidiaries as of June 30, 1995, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.




/s/ Grant Thornton LLP
- ----------------------
Miami, Florida
September 22, 1995

KPMG Peat Marwick LLP

     One Biscayne Tower           Telephone 305 358 2300    Telefax 305 577 0544
     Suite 2900
     2 South Biscayne Boulevard
     Miami, FL 33131



                          Independent Auditors' Report


The Board of Directors and Stockholders
Ocean Optique Distributors, Inc.
  and Subsidiary:


We have audited the accompanying consolidated balance sheet of Ocean Optique Distributors, Inc. and subsidiary as of June 30, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ocean Optique Distributors, Inc. and subsidiary, as of June 30, 1994, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                          /s/ KPMG Peat Marwick LLP


Miami, Florida
August 29, 1994

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                    JUNE 30,


                                     ASSETS

                                                                           1995         1994
                                                                       -----------  -----------
Current assets
   Cash and cash equivalents
   Certificate of deposit - restricted
   Short-term investments
   Accounts receivable (net of allowance for doubtful accounts         $ 1,748,781  $ 1,784,746
    of $214,693 in 1995 and $82,424 in 1994)                                65,000       65,000
   Inventory                                                             1,018,308      944,647
   Prepaid expenses and other current assets
   Deferred income taxes                                                 2,571,026    1,670,518
   Income tax receivable                                                 7,373,705    5,497,557
                                                                           376,627      366,380
            Total current assets                                           166,626      102,016
                                                                           257,240      159,553
Property and equipment, net                                            -----------  -----------
Security deposits                                                       13,577,313   10,590,417
Debt issue costs, net
Intangible assets, net                                                     328,702      307,464
                                                                            14,728       13,893
                                                                           176,013      205,168
            Total assets                                                 3,673,207    1,688,281
                                                                       -----------  -----------

                                                                       $17,769,963  $12,805,223
                                                                       ===========  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities
  Bank line of credit                                                  $ 3,173,800  $ 2,541,592
  Accounts payable                                                       1,350,708      842,300
  Due to related parties                                                   920,000      881,000
  Due to foreign currency dealer                                         1,254,008            -
  Accrued expenses                                                         124,048      186,613
  Note payable to related party, current portion                           391,975            -
  Notes payable, current portion                                            71,275      160,165
  Capital lease obligations, current portion                                46,143       45,394
                                                                       -----------  -----------
            Total current liabilities                                    7,331,957    4,657,064

8% Convertible subordinated debentures                                   1,575,000    1,587,500
Note payable to related party, long-term portion                           736,699            -
Notes payable, long-term portion                                            17,317            -
Capital lease obligations, long-term portion                                33,356       75,750
Deferred income taxes                                                      124,168      127,656
                                                                       -----------  -----------

            Total liabilities                                            9,818,497    6,447,970

Commitments and contingencies                                                    -            -

Stockholders' equity
  Preferred stock, no par value, 5,000,000 shares
   authorized; shares issued:
     Series A cumulative convertible 3% preferred stock
      (liquidation value - $1,575,000 in 1995 and $1,587,500 in 1994)    1,474,398    1,486,898
     Series B 2% convertible preferred stock
      (liquidation value - $1,150,000)                                   1,150,000            -
  Common stock, no par value; 10,000,000 shares
   authorized 2,119,420 and 1,658,547 issued and
   outstanding in 1995 and 1994, respectively                            6,099,228    4,860,027
  Retained earnings (accumulated deficit)                                (772,160)       10,328
                                                                       -----------  -----------

            Total stockholders' equity                                   7,951,466    6,357,253
                                                                       -----------  -----------

            Total liabilities and stockholders' equity                 $17,769,963  $12,805,223
                                                                       ===========  ===========


The accompanying notes are an integral part of these statements.

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          FOR THE YEARS ENDED JUNE 30,




                                                           1995        1994
                                                        ----------  ----------
 Net sales                                              $9,752,264  $9,985,578

 Cost of goods sold                                      5,680,055   5,405,193
                                                        ----------  ----------

            Gross profit                                 4,072,209   4,580,385

 Selling, general and administrative expenses            4,694,571   4,490,773
                                                        ----------  ----------
                                                          (622,362)     89,612

 Interest expense, net                                    (257,687)   (321,880)
 Other income                                                    -       7,275
                                                        ----------  ----------

            Loss before income taxes                      (880,049)   (224,993)

 Income tax (benefit) expense                             (145,000)    (65,033)
                                                        ----------  ----------

            Net loss                                      (735,049)   (159,960)

 Dividends paid on convertible preferred stock              47,439           -
                                                        ----------  ----------

            Net loss applicable to common stockholders  $ (782,488) $ (159,960)
                                                        ==========  ==========

 Net loss per share of common stock                     $    (0.48) $    (0.12)
                                                        ==========  ==========

 Weighted average number of common shares outstanding    1,619,602   1,330,716
                                                        ==========  ==========

The accompanying notes are an integral part of these statements.

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                   FOR THE YEARS ENDED JUNE 30, 1995 AND 1994





                                    Series A                         Series B
                                 Preferred Stock                  Preferred Stock                   Common Stock
                             ----------------------          --------------------------        ---------------------
                             Number of                        Number of                        Number of
                             Shares          Amount           Shares            Amount         Shares      Amount
                             ---------       ------           --------         --------        ---------  ----------

Balance, July 1, 1993              -        $                        -                -        $1,320,000  $3,789,399

Issuance of Series A
 preferred stock proceeds
 of private placement        635,000         1,486,898               -                -                 -           -

Exercise of Series A
 warrants, net                     -                 -               -                -           338,547   1,070,628

Net loss                                             -               -                -                -            -
                               -----        ----------         -------  ---------------        ---------    ---------

Balance, June 30, 1994       635,000         1,486,898               -                -        1,658,547    4,860,027

Exercise of Series A
 warrants, net                     -                 -               -                -                         2,540

Repurchase and cancellation
 of common stock                   -                 -               -                -         (75,000)     (318,750)

Issuance of Series B
 preferred stock for debt          -                 -         230,000        1,150,000                -            -

Redemption of Series A
 preferred stock              (5,000)          (12,500)              -                -                -            -

Dividends paid on Series A
 preferred stock                   -                 -               -                -                -            -

Issuance of common stock
 for acquisition of EMA            -                 -               -                -          533,333    1,600,000

Net loss                           -                 -               -                -                -            -
                             -------        ----------        --------  ---------------        --------   ----------

Balance, June 30, 1995       630,000        $1,474,398         230,000  $     1,150,000        2,119,420   $6,099,228
                             =======        ==========        ========  ===============        =========   ==========

                                   Retained
                                   Earnings         Total
                                 (Accumulated   Stockholders'
                                   Deficit)         Equity
                               ---------------  -------------

Balance, July 1, 1993            $ 170,288       $3,959,687

Issuance of Series A
 preferred stock proceeds
 of private placement                    -        1,486,898

Exercise of Series A
 warrants, net                                    1,070,628

Net loss                          (159,960)        (159,960)
                                 ---------       ----------

Balance, June 30, 1994              10,328        6,357,253

Exercise of Series A
 warrants, net                                      (42,049)

Repurchase and cancellation
 of common stock                         -         (318,750)

Issuance of Series B
 preferred stock for debt                -        1,150,000

Redemption of Series A
 preferred stock                         -          (12,500)

Dividends paid on Series A
 preferred stock                   (47,439)         (47,439)

Issuance of common stock
 for acquisition of EMA                  -        1,600,000

Net loss                          (735,049)        (735,049)
                                 ---------       ----------

Balance, June 30, 1995           $(772,160)      $7,951,466
                                 =========       ==========




 The accompanying notes are an integral part of this statement.

                OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                           FOR THE YEARS ENDED JUNE 30,




                                                                     1995         1994
                                                                 -----------  -----------
Cash flows from operating activities:
  Net loss                                                        $ (735,049)  $ (159,960)
  Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
     Loss on disposal of fixed assets                                      -       38,192
     Depreciation and amortization                                   320,343      300,973
     Deferred income taxes, net                                      (68,097)      13,835
     Changes in assets and liabilities, net of
      effects from acquisition of business
        Increase in short-term investments                           (73,661)    (944,647)
        (Increase) decrease in accounts receivable, net             (670,845)     276,319
        (Increase) decrease in inventory                             261,350     (285,637)
        Decrease in prepaid expenses, security deposits
         and intangible assets                                        41,461       49,407
        Decrease in accounts payable and accrued
         expenses, net                                              (235,802)    (998,464)
        Increase (decrease) in due to related parties                 39,000     (133,000)
        Increase in income taxes                                     (97,687)    (399,835)
                                                                  ----------  -----------

            Net cash provided by (used in) operating activities   (1,218,987)  (2,242,817)

Cash flows from investing activities:
  Goodwill adjustments                                                     -      136,781
  Cash received from acquisition of business                         103,703            -
  Capital expenditures                                               (86,848)     (57,312)
  Net disposal of fixed assets                                             -       14,353
                                                                  ----------  -----------

            Net cash provided by investing activities                 16,855       93,822

Cash flows from financing activities:
  Net borrowings (payments) on line of credit                        387,042     (177,129)
  Proceeds from borrowings from foreign currency dealer            1,584,213            -
  Repayments of borrowings from foreign currency dealer             (330,205)           -
  Payments under capital lease obligations                           (41,645)     (19,706)
  Proceeds from exercise of stock warrants, net                      (42,049)   1,070,628
  Repurchase of common stock                                        (318,750)           -
  Redemption of 8% convertible subordinated debentures               (12,500)           -
  Repurchase of Series A 3% preferred stock                          (12,500)           -
  Dividends paid on Series A 3% preferred stock                      (47,439)           -
  Net proceeds from the issuance of 8% convertible
   subordinated debentures                                                 -    1,374,183
  Net proceeds from the issuance of Series A
   3% preferred stock                                                      -    1,486,898
                                                                  ----------   ----------

            Net cash (used in) provided by financing activities    1,166,167    3,734,874
                                                                  ----------   ----------

Net increase (decrease) in cash and cash equivalents                 (35,965)   1,585,879

Cash and cash equivalents, beginning of year                       1,784,746      198,867
                                                                  ----------   ----------

Cash and cash equivalents, end of year                            $1,748,781   $1,784,746
                                                                  ==========   ==========


                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                          FOR THE YEARS ENDED JUNE 30,




                                                                    1995        1994
                                                                 ----------  ---------

Supplemental disclosure of cash flow information:
   Cash paid (received) during the period for income taxes, net  $   13,066  $ (65,178)
                                                                 ==========  =========

   Cash paid during the period for interest, net                 $  426,217  $ 370,341
                                                                 ==========  =========

Noncash investing and financing activities:
   Capital lease obligations incurred                            $        -  $ 140,850
                                                                 ==========  =========
   Acquisition of business
      Fair value of assets acquired                              $2,566,631  $       -
                                                                 ==========  =========
      Liabilities assumed                                        $2,733,911  $       -
                                                                 ==========  =========
      Cost in excess of net assets of business acquired,
       and covenant not to compete agreement, net                $2,167,280  $       -
                                                                 ==========  =========
      Issuance of common stock to acquire business               $1,600,000  $       -
                                                                 ==========  =========
      Conversion of accounts payable to Series B
       2% convertible preferred stock                            $1,150,000  $       -
                                                                 ==========  =========





























The accompanying notes are an integral part of these statements.

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1995 AND 1994


NOTE 1 - ORGANIZATION

   Ocean Optique Distributors, Inc. (the "Company") was incorporated under the laws of the State of Florida on May 31, 1988. The Company is an importer and distributor of eyeglass frames.

   On June 21, 1995, the Company acquired 100 percent of the capital stock of European Manufacturers Agency ("EMA"), a Florida corporation. EMA is engaged in the business of distributing and marketing private label ophthalmic frames and related items and continues to conduct such business as a wholly-owned subsidiary of the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (A) BASIS FOR CONSOLIDATION

       The consolidated financial statements include the accounts of Ocean Optique Distributors, Inc., and it's wholly owned subsidiaries, Classic Optical, Inc. ("Classic") and EMA. The results of operations of EMA are included in the statement of operations for the period from June 21, 1995 (the date of acquisition) through June 30, 1995. All significant intercompany transactions and balances have been eliminated.

   (B) CASH AND CASH EQUIVALENTS

       Cash and cash equivalents include cash on deposit at banks, money market funds, short-term highly liquid investments with original maturities of three months or less and foreign currency.

   (C) FOREIGN CURRENCY TRANSACTION

       The Company purchases inventory from certain foreign vendors in foreign currency. Foreign currency totalling $1,328,101 at June 30, 1995 is carried at current market exchange rates. Gains or losses from changes in exchange rates are recognized in the consolidated statement of operations in the period of occurrence.

   (D) SHORT-TERM INVESTMENTS

       In fiscal 1994 the Company adopted Statement of Financial Accounting Standards No. 115, which requires that investments in debt and equity securities for which the Company does not have the positive intent to hold to maturity, be reported at fair market value. Accordingly, short-term investments, which include corporate bonds and United States government securities, are carried at their market value at June 30, 1995 and 1994, as such securities are classified by the Company as trading securities with unrealized gains and losses recognized in the statement of operations in the period of occurrence.
                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

   (E) INVENTORY

       Inventory consists of finished goods and is stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

   (F) PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost. Depreciation is calculated over the estimated useful lives (ranging from five to seven years) of the assets using the straight line method. Property and equipment acquired through acquisitions are stated at fair market value as of the date acquired.

   (G) INTANGIBLE ASSETS

       Intangible assets are comprised of goodwill and the cost of covenant not to compete agreements. Goodwill results from corporate acquisitions accounted for using the purchase method of accounting and includes the excess of cost over the fair market value of the net assets of the acquired businesses. As of June 30, 1995, all goodwill is being amortized over periods of twenty-five years on a straight line basis. The Company had goodwill associated with the acquisition of Classic in October 1992 of $1,467,038, net of accumulated amortization of $191,833 and $1,532,726, net of accumulated amortization of $126,145 as of June 30, 1995 and 1994, respectively. At June 30, 1995, the Company had goodwill associated with the acquisition of EMA in June 1995 of $1,817,280, with no accumulated amortization expense. The cost of the Company's covenant not to compete agreements of $350,000 each, related to the acquisitions of Classic and EMA, are being amortized on a straight-line basis over their terms of three years and five years, respectively. At June 30, 1995 and 1994, accumulated amortization related to the Classic covenant not to compete agreement was $311,111 and $194,444, respectively. There was no accumulated amortization related to the EMA covenant not to compete agreement at June 30, 1995. On an ongoing basis, management reviews the valuation and amortization of intangible assets. As part of this review, the Company considers both the current and future undiscounted cash flows generated by the related subsidiaries acquired to determine whether impairment has occurred. The Company measures impairment of intangible assets as the deficiency of the undiscounted cash flows compared to the carrying value of the related intangible asset. Any write-downs of intangible assets due to impairment are charged to operations at the time that impairment is identified by management.

                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

   (G) INTANGIBLE ASSETS - CONTINUED

       The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 establishes guidance for when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangible assets, such as goodwill. The Statement is effective for fiscal years beginning after December 15, 1995. The Company does not expect the implementation of SFAS 121 to have a material effect on the Company's financial position or results of operations.

   (H) INCOME TAXES

       Deferred income taxes have been provided for elements of income and expense which are recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes. The Company accounts for deferred taxes utilizing the liability method, which applies the enacted statutory rates in effect at the balance sheet date to differences between the book and tax basis of assets and liabilities. The resulting deferred tax liabilities and assets are adjusted to reflect changes in tax laws.

   (I) REVENUE RECOGNITION

       Revenue is recognized when earned as goods are shipped to customers.

   (J) ADVERTISING

       The costs of advertising, promotion and marketing programs are charged to operations in the year incurred.

   (K) NET (LOSS) INCOME PER SHARE OF COMMON STOCK

       Net (loss) income per share of common stock is computed based upon the weighted average number of common shares outstanding during the year. Common stock issued and placed in escrow (the "Escrow Shares") as described in Note 11, are treated as common stock equivalents for purposes of computing net (loss) income per share of common stock. Common stock equivalents are excluded from the net (loss) per share of common stock computation due to their anti-dilutive effect in fiscal 1995 and 1994.

                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

   (L)  RECLASSIFICATIONS

       Certain 1994 balances have been reclassified to conform with the 1995 financial statement presentation.

NOTE 3 - ACQUISITIONS

   On June 21, 1995, the Company acquired 100% of the capital stock of EMA. The purchase price consisted of the following:


                   Cash                                    $  400,000
                   Market value of common stock issued      1,600,000
                   Expenses incurred                           11,902
                                                           ----------

                   Total                                   $2,011,902
                                                           ==========

   The acquisition was accounted for using the purchase method. The cost of the acquisition has been allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed, at the date of acquisition as follows:

                   Current assets                          $2,494,540
                   Other assets                                83,993
                   Current liabilities                     (2,733,911)
                   Covenant not to compete agreement          350,000
                   Cost in excess of net assets acquired    1,817,280
                                                           ----------

                   Total                                   $2,011,902
                                                           ==========


   The covenant not to compete agreement is being amortized on a straight line basis over it's five year term. The cost in excess of net assets acquired is being amortized over twenty-five years on a straight line basis.

   EMA's results of operations have been included in the Company's consolidated results of operations since the date of acquisition.

   The following summarized, unaudited pro forma results of operations for the fiscal years ended June 30, 1995 and 1994, assume the acquisition occurred as of the beginning of the respective periods:
                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 3 - ACQUISITIONS - CONTINUED


                                                              1995                        1994
                                                          ------------                -----------
     Net Sales                                            $ 12,960,815                $13,689,679
     Net (loss) income                                    $ (1,338,430)               $    79,190
     Net (loss) income per share of common stock          $      (0.81)               $      0.03

NOTE 4 - PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at June 30, 1995 and 1994:

                                                              1995                        1994
                                                          ------------                -----------

     Furniture and fixtures                               $    245,785                $   180,967
     Machinery and equipment                                   339,591                    303,669
     Leasehold improvements                                     22,244                     22,244
     Automobiles                                                80,936                      8,586
                                                          ------------                -----------
                                                               688,556                    515,466
     Less:  Accumulated depreciation                           359,854                    208,002
                                                          ------------                -----------

     Property and equipment, net                          $    328,702                $   307,464
                                                          ============                ===========


   Included in machinery and equipment are various assets held under capital leases with a net book value at June 30, 1995 and 1994 of approximately $106,000 and $127,000, respectively. Assets under capital lease obligation are amortized using a straight line method over the estimated useful lives, or term of the lease, which ever is shorter.

NOTE 5 - INCOME TAXES

   Components of income tax (benefit) expense are as follows:


                                  1995                             1994
                    --------------------------------  ------------------------------
                     Current    Deferred     Total     Current   Deferred    Total
                    ---------  ---------  ----------  ---------  --------  ---------

   Federal          $ (84,620) $ (65,381) $ (150,001) $ (93,868) $ 11,740  $ (82,128)
   State                7,277     (2,716)      5,001     15,000     2,095     17,095
                    ---------  ---------  ----------  ---------  --------  ---------

   Total (benefit)
    expense         $ (77,343) $ (68,097) $ (145,000) $ (78,868) $ 13,835  $ (65,033)
                    =========  =========  ==========  =========  ========  =========


                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 5 - INCOME TAXES - CONTINUED

   The provision for Federal income taxes for the years ended June 30, 1995 and 1994 differs from that computed at the statutory federal corporate tax rate as follows:


                                                                 1995                     1994
                                                          -------------------     --------------------
                                                           Amount     Percent       Amount    Percent
                                                          --------    -------     ---------   -------

    Provision at statutory rate                           $(301,946)  (34.3)%    $ (76,497)   (34.0)%
     State income taxes,
     net of Federal benefit                                   7,277     0.8         11,282      5.0
    Over accrual of prior year
     tax refund                                              70,020     7.9              -        -
    Expiration of replacement
     period for involuntary
     conversion of assets                                    37,630     4.3              -        -
    Goodwill amortization                                    28,480     3.3          5,194      2.3
    Other                                                    13,539     1.5         (5,012)    (2.2)
                                                          ---------   -----      ---------    -----

                                                          $(145,000)  (16.5)%    $ (65,033)   (28.9)%
                                                          =========   =====      =========    =====

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


                                                                                  1995       1994
                                                                               ---------  ---------
    Deferred tax assets:
     Accounts receivable, principally due
      to allowance for doubtful accounts
       and sales returns                                                     $  73,850    $  30,909
     Inventories, principally due to additional
      costs inventoried for tax purposes pursuant
      to the Tax Reform Act of 1986 and reserve
      for slow-moving inventories                                              324,738       65,667
     Net operating loss carry forwards                                         338,670      306,000
     Other                                                                      45,278        5,440
                                                                             ---------    ---------

     Total gross deferred tax assets                                           782,536      408,016
     Less:  Valuation allowance                                               (692,870)    (306,000)
                                                                             ---------    ---------

     Net deferred tax assets                                                    89,666      102,016


                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 5 - INCOME TAXES - CONTINUED


                                                         1995       1994
                                                      ---------  ----------
     Deferred tax liabilities:
       Property and equipment, principally due to
        differences in depreciation and the deferral
        of gain recognized from insurance proceeds
        on damage to property and equipment           $ (47,209) $ (127,656)
                                                      ---------  ----------

       Total gross deferred tax liabilities             (47,209)   (127,656)
                                                      ---------  ----------

       Net deferred tax assets (liabilities)          $  42,457  $  (25,640)
                                                      =========  ==========


   In connection with the acquisition of Classic, the Company has net operating loss carryforwards for federal income tax purposes of approximately $900,000 at June 30, 1995 which expire in fiscal year 2008. Since such carryforwards were acquired, any future benefit will be recorded as an adjustment to goodwill.

   In fiscal 1994, the Company realized tax benefits of $182,372 related to the purchase of Classic. This amount was recorded as an adjustment to goodwill in the accompanying financial statements.

NOTE 6 - LINES OF CREDIT AND NOTES PAYABLE

   Prior to June 29, 1994, the Company had a bank line of credit which limited borrowings to the sum of 70 percent of accounts receivable, and 40% of inventory, not to exceed $1,750,000. This line of credit was also collateralized by a pledge of all the Company's assets. Interest on the line of credit was 2 1/4% above the bank's prime lending rate.

   On June 29, 1994, the Company refinanced its credit facility. The new line of credit which allows the Company to borrow up to $3,500,000, is collateralized by a pledge of all of the Company's assets. Borrowings under this agreement are limited to the sum of 75% of accounts receivable, and 50% of inventory on hand, not to exceed $2,000,000. Interest on the line of credit is 3/4% above the bank's prime lending rate, which was 9% at June 30, 1995. The undrawn balance of the credit facility at June 30, 1995 was $326,200. This credit facility, which matured on June 27, 1995, was renewed subsequent to June 30, 1995 with a new maturity of September 1996. In connection with the renewal, the Company agreed to pay-off the $150,000 line of credit, as described below, collateralized by EMA's assets by December 31, 1995.

                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 6 - LINES OF CREDIT AND NOTES PAYABLE - CONTINUED

   The Company has a $150,000 line of credit collateralized by all of the assets of EMA. As of June 30, 1995, the Company was at the maximum borrowings under the line of credit, which has a renewal date of November 30, 1995. Interest on the line of credit is at 1% above the bank's prime interest rate which was 9% at June 30,1995.

   Notes payable as of June 30, 1995 and 1994 are comprised of the following:


                                                                                       1995          1994
                                                                                     --------      --------
        Note payable to bank bearing interest at 3%
        over the certificate of deposit rate, due on demand,
        collateralized by certificate of deposit of $65,000.                         $   65,000    $  65,000

        Note payable to vendor bearing interest at 8%,
        payable in quarterly installments of $31,722,
        matured in January 1995.                                                              -       95,165

        Note payable to bank bearing interest at 8.5%,
        payable in monthly installments of $225
        including interest, maturing in July 1997.                                        5,092            -

        Note payable to bank bearing interest at 11.1%,
        payable in monthly installments of $483
        including interest, maturing in August 1999.                                     18,500            -

        Note payable due to vendor (related party),
        non interest bearing, payable monthly in equal
        installments of $39,804, maturing in February
        1998, net of unamortized discount of $145,060.                                1,128,674            -
                                                                                     ----------    ---------
                                                                                      1,217,266      160,165
        Less:  Current portion                                                         (463,250)    (160,165)
                                                                                     ----------    ---------

        Long-term portion                                                            $  754,016    $       -
                                                                                     ==========    =========

The aggregate maturities of notes payable at June 30, 1995 are summarized as follows:

                           1996                                                      $  463,250
                           1997                                                         433,492
                           1998                                                         314,782
                           1999                                                           5,263
                           2000                                                             479
                                                                                     ----------

                                                                                     $1,217,266
                                                                                     ==========




               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994



NOTE 7 - CAPITAL LEASE OBLIGATIONS

The Company leases office equipment under various capital leases. The following schedule represents future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of June 30, 1995:

                Year ending June 30,
                --------------------

                       1996                                   $58,104
                       1997                                    29,734
                                                              -------

        Total minimum lease payments                           87,838
        Less:  Amounts representing interest                   (8,339)
                                                              -------

        Present value of minimum lease payments                79,499
        Less:  Current portion                                (46,143)
                                                              -------

        Long-term portion                                     $33,356
                                                              =======


NOTE 8 - MAJOR CUSTOMER

   Sales to one customer amounted to 11% and 10% of the Company's net sales for the years ended June 30, 1995 and 1994, respectively. Sales to another customer amounted to 13% of the Company's net sales for the year ended June 30, 1995. Sales to that same customer represented less than 10% of the Company's net sales for the year ended June 30, 1994.

NOTE 9 - RELATED PARTY TRANSACTIONS

   During the years ended June 30, 1995 and 1994, the Company purchased approximately $3,687,000 and $3,435,000, respectively, of eyeglass frames from a party affiliated through the ownership of common stock. Due to related parties at June 30, 1995 and 1994 includes approximately $520,000 and $881,000, respectively, of amounts due to this affiliated party for these purchases.

   Management brought to the attention of the selling shareholders of Classic the devaluation of certain inventory sold during the fiscal year ended June 30, 1994. As a result, the selling shareholders paid $200,000 to the Company in April 1994. This amount is included in cost of goods sold for the year ended June 30, 1994 in the accompanying financial statements as the related inventory was sold in the 1994 fiscal year.

   Due to related parties at June 30, 1995 includes $400,000 due to the selling principals of EMA in connection with the Company's acquisition of EMA. This balance was paid by the Company in July 1995.

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 10 - PROFIT-SHARING PLAN

   The Company adopted a qualified profit-sharing plan effective July 1, 1989, covering all employees who have attained twenty-one years of age and have completed one year of employment. The plan permits the Company to contribute, at its election, up to 15% of the annual compensation of all participants. During the years ended June 30, 1995 and 1994, the Company elected not to contribute to the profit-sharing plan. Participant vesting in Company contributions is as follows:


                        Years of Service  Vested Percent
                        ----------------  --------------

                                 1              0%
                                 2             20
                                 3             40
                                 4             60
                                 5             80
                        6 and thereafter      100


NOTE 11 - CAPITAL TRANSACTIONS

   On September 24, 1991, the Company sold 300,000 units of the Company's securities at a price of $10.25 per unit. Each unit consists of two shares of common stock, no par value and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one common share for $6.50 during the three year exercise period ended September 24, 1995. The warrants are transferable immediately upon issuance and are redeemable by the Company in whole, but not in part, at a redemption price of $.01 per warrant upon 30 days' written notice, commencing 18 months from the date of the registration statement at such time as the market price of the common stock has exceeded the warrant exercise price by 10% for a period of 20 consecutive business days. The warrants may be exercised anytime prior to the expiration of a 30 day redemption notice period.

   In fiscal 1994, the Company reduced the exercise price of the Series A warrants (the "Warrants"), issued in connection with the Company's initial public offering in September 1991, from $5.42 per share to $3.125 per share. The Company set a call date of May 31, 1994. Warrants not exercised by such date were redeemed at $.01 per warrant, and ceased to exist. The Company issued 338,547 shares of common stock, and raised $1,070,628 from the exercise of these warrants.



                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 11 - CAPITAL TRANSACTIONS - CONTINUED

   On March 14, 1994 the Company completed a private placement consisting of Series A Cumulative Convertible 3% Preferred Stock (the "Preferred Stock") and $12,500 Principal Amount 8% Five Year Convertible Subordinated Debentures (the "Debentures"). As a result of the private placement, the Company raised, net of fees, $2,821,000. Each share of Preferred Stock is convertible into one share of the Company's common stock. The Debentures are convertible into the Company's common stock at $3.50 per share or 285.71 shares per $1,000 principal amount of the Debentures. In the event of any liquidation, the holders of shares of the preferred stock, are entitled to receive out of assets of the Company available for distribution to stockholders before any distribution of assets is made to holders of common stock, liquidating distribution in the amount of $2.50 per share plus accumulated and unpaid dividends.

   Effective as of June 21, 1995, the Company consummated the acquisition through its wholly-owned subsidiary, Ocean Private Label, Inc. ("Ocean Private Label"), of all of the issued and outstanding capital stock of European Manufacturers Agency, Inc. ("EMA"). In accordance with the terms of that certain Agreement and Plan of Reorganization (the "Agreement"), dated as of June 21, 1995, by and among the Company, Ocean Private Label and the shareholders of EMA, the acquisition of the capital stock of EMA was structured as a tax free reorganization within the meaning of the Internal Revenue Code of 1986, as amended. Pursuant to said Agreement, EMA was merged into Ocean Private Label and Ocean acquired all of the issued and outstanding capital stock of EMA in exchange for an aggregate 533,333 shares of Common Stock of Ocean (the "Ocean Shares") and $400,000 in cash, representing a purchase price of approximately $2,000,000.

   With respect to the Ocean shares, 500,000 of said Ocean Shares were placed in escrow (the "Escrow Shares"). The Escrow Shares were issued in the name of the Selling Shareholders of EMA, who possess all voting, dividend and liquidation rights, preferences and privileges for all of the 500,000 shares at June 30, 1995. The Escrow Shares are to be released on each of the four subsequent anniversary dates of the closing in accordance with a specified formula, providing for a minimum of 250,000 shares and a maximum of 600,000 shares, depending on the average market price of the stock, as defined. Concurrent with the sale of EMA, the Selling Shareholders separately entered into employment agreements with EMA providing for a minimum four year term and bonuses based upon the operational results of EMA. With regard to the Escrow Shares, in the event that either Selling Shareholder's employment is terminated by the Company with cause, or is terminated by said Selling Shareholder voluntarily, the Escrow Shares will be

                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 11 - CAPITAL TRANSACTIONS - CONTINUED

   released in accordance with the anniversary dates and terms described above. In the event either Selling Shareholder's employment is terminated by the Company without cause, any and all Escrow Shares maintained in escrow shall be released and delivered to said Selling Shareholder. The Company has agreed to file a registration statement covering the Escrow Shares, and has agreed to repurchase certain Escrow Shares from the holders thereof at a price of $3.00 per share ( the approximate market price per share of the Ocean Shares at the date of the EMA acquisition) in the event the registration statement is not declared effective by the Securities and Exchange Commission within one year after the closing of the acquisition.

   D'Arrigo Moda Italia ("D'Arrigo"), a major supplier of EMA, agreed to exchange $1,150,000 of EMA's accounts payable balance for $1,150,000 in Series B Convertible 2% Preferred Stock. Each share of Preferred Stock is convertible into one share of the Company's common stock. In the event of any liquidation, the holders of shares of the Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders before any distribution of assets is made to holders of common stock, liquidating distribution in the amount of $5.00 per share. In addition, the remaining accounts payable balance at June 30, 1995 of $1,523,734 was converted into a non-interest bearing note payable due to D'Arrigo of $1,273,734, payable in 32 equal monthly payments, and $250,000 in cash.

NOTE 12 - SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

   Selling, general and administrative expenses include approximately $719,000 and $1,002,000 of commissions expense, $1,282,000 and $1,194,000 of salaries expense, and $488,000 and $405,000 of advertising expense during the years ended June 30, 1995 and 1994, respectively.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

   The Company currently leases their main office and warehouse space, on a five year term, at a monthly rent of $7,383. In addition, the Company leases a small warehouse storage facility, at a monthly rent of $865. This six month lease is renewable, and expires in November 1995. EMA currently leases it's main offices and warehouse space under a renewable lease which expires in December 1995.

   The following is a schedule of future minimum lease payments as of June 30, 1995, for operating leases having initial noncancelable lease terms in excess of one year:

                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 13 - COMMITMENTS AND CONTINGENCIES - CONTINUED

               Year ending June 30,
               --------------------
                       1996                 $ 96,460
                       1997                   92,251
                       1998                   53,813
                                            --------

              Total minimum payments        $242,524
                                            ========


   Rent expense charged to operations was approximately $101,000 and $107,000 for the years ended June 30, 1995 and 1994, respectively.

   The Company has acquired the exclusive rights to use certain trade names and trademarks, for use in the manufacture and sale of certain optical products. The agreements require the Company to maintain specified levels of product liability insurance, and to pay royalties of 3 to 7 percent on the sales of the specified license products with guaranteed minimum royalties aggregating as follows:

               Year ending June 30,
               --------------------

                       1996                 $348,500
                       1997                 $310,850
                       1998                 $135,000



   On September 29, 1993, the Company and Revlon, Inc. amended the license agreement between the parties made as of July 6, 1992, to extend the territory of the Company's exclusive license to encompass the world. The Company intends to sublicense these rights in certain countries to distributors of eyeglass frames. In consideration for the expansion of the license, the Company agreed to pay Revlon a non-refundable fee of Five Hundred Thousand Dollars (U.S. $500,000), payable in full by the end of the 1995 calendar year as follows: $100,000 was paid during fiscal 1994, and the balance of Four Hundred Thousand Dollars ($400,000) to be paid in incremental amounts equal to the signing fees received by the Company from foreign sublicenses. As of June 30, 1995, the Company had not received any signing fees from foreign sublicenses. The Company's license agreement with Revlon, Inc. has an expiration date of December 31, 1995. Although the Company believes that the license agreement has been renewed for an additional one year term, no assurance can be given that Revlon, Inc. will share the Company's position. However, management believes that there would be no material adverse effect on the Company's long-term future business should the contract be deemed not to have been renewed.
                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 13 - COMMITMENTS AND CONTINGENCIES - CONTINUED

   In April 1994, the Company entered into three-year agreements with its executive officers at base annual salaries ranging from $46,000 each for its two Vice Presidents to $175,000 for its Chief Executive Officer. The executive officers may participate in such profit-sharing, pension or other incentive compensation plans as may be provided by the Company to its executives.

   In June 1995, EMA entered into a four year employment agreement with its President, Robert D. Winn, and it's Vice President, Mary S. Winn. Pursuant to their employment agreements, the President and Vice President of EMA are to receive annual compensation of $104,000 each. In addition to the annual compensation set forth in the employment agreements, the President and Vice President shall be entitled to an annual bonus during the term of employment equal to 7.5% of the earnings before income tax in excess of $300,000 generated by EMA for each given fiscal year. If either the President or Vice President was employed by EMA for less than a full year, then the amount of any said bonus shall be prorated. In the event either the President or Vice President dies or is deemed permanently disabled during his/her term of employment with EMA, then the annual compensation of the surviving executive shall be increased to $150,000 per annum.

NOTE 14 - STOCK OPTION PLAN

   In July 1991, the board of directors and stockholders of the Company adopted a Stock Option Plan (the "1991 Plan"), pursuant to which 54,000 (adjusted for stock dividend) shares of common stock of the Company were reserved for issuance. In November 1992, the Board adopted a new plan (the "1992 Plan"; the 1991 Plan and the 1992 Plan are jointly known as the "Plan"), which was approved by the stockholders in February 1993, and which provided the issuance of 240,000 (adjusted for stock dividend) shares. The number of shares issuable under the 1992 Plan was increased to 750,000 at the Company's Annual Shareholders' Meeting held in December 1993. Both Plans are intended to promote the growth and profitability of the Company, to provide employees of the Company who are largely responsible for the management, growth and protection of its business with an incentive to continue to make substantial contributions to the success of the Company, and to provide those key employees with an equity interest in the Company.

   The Plans are administered by a Stock Option Committee appointed by the Company's board of directors (the "Committee"). The Committee has the authority to designate the key employees eligible to participate in the Plan, to prescribe the terms of award, to interpret the Plan, and to make all other determinations for administering the Plans.

                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 14 - STOCK OPTION PLAN - CONTINUED

   The Plan provides for granting of stock options that may be either "Incentive Stock Options" within the meaning of Section 422A of the Internal Revenue Code of 1986 (the "Code"), or "Non-Statutory Stock Options", which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to the fair market value of a share of common stock on the date of grant, except that the exercise price of options granted to any employee who owns (or under pertinent Code provisions, is deemed to own) more than 10% of the outstanding common stock must equal at least 110% of fair market value at the date of grant. Non-Statutory Stock Options may be issued at such option exercise price as the Committee determines. Exercise of a stock option will be subject to terms and conditions established by the Committee and set forth in the instrument evidencing the stock option. Stock options may be exercised with either cash or shares of the Company's common stock or any other form of payment authorized by the Committee. The date of expiration of a stock option will be fixed by the Committee but may not be longer than ten years from the date of the Plan.

   In September and November of 1993, the Company issued 200,000 and 100,000 stock options, respectively. Due to the lower market price of the Company's stock, the Company canceled and repriced all of the outstanding stock options, and issued 414,000 options (an approximate 20% reduction in the number of shares originally issued) in May 1994, at the lower market price of $3.125 per share (which approximated the market value of the Company's stock at the grant date), as a further incentive for the key employees of the Company.

   The following table is a summary of Stock Options:



                                                  Number        Exercise Price
                                                of Options        Per Option
                                                ----------     ----------------

       Outstanding at July 1, 1993                 257,800      $4.0630 - 5.6145

         Non-Statutory Stock Options
           Granted during fiscal year ended
            June 30, 1994                          714,000      $3.1250 - 6.0500
           Expired or canceled during
            fiscal year ended June 30, 1994       (557,800)     $4.0630 - 6.0500
                                                ----------

       Outstanding at June 30, 1994                414,000      $3.1250


                                                                     (continued)

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                             JUNE 30, 1995 AND 1994




NOTE 14 - STOCK OPTION PLAN - CONTINUED


                                               Number       Exercise Price
                                             of Options       Per Option
                                             ----------    ----------------

       Non-Statutory Stock Options
           Granted during fiscal year ended
            June 30, 1995                       330,000    $2.0000 - 3.6250
           Expired or canceled during
            fiscal year ended June 30, 1995      (2,361)   $3.1250 - 3.6250
                                             ----------

       Outstanding at June 30, 1995             741,639    $2.0000 - 3.6250
                                             ==========
       Exercisable at June 30, 1995             741,639    $2.0000 - 3.6250
                                             ==========



NOTE 15 - FOURTH QUARTER ADJUSTMENTS

   The Company recorded fourth quarter adjustments in fiscal year 1995 of approximately $125,000 to increase the provision for slow-moving inventory, approximately $55,000 to increase the provision for doubtful accounts receivable, approximately $219,000 to expense certain prepaid assets, and an income tax benefit of approximately $145,000 to adjust income tax accounts based upon the Company's results of operations.

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                        MARCH 31, 1996 AND JUNE 30, 1995

                                     ASSETS

                                                 March 31,         June 30,
                                                   1996              1995
                                                -----------      -----------
Current assets
  Cash & cash equivalents.......................$ 1,448,755      $ 1,748,781
  Certificate of deposit - restricted...........     65,000           65,000
  Short-term investments........................    148,469        1,018,308
  Accounts receivable (net of allowance for
    doubtful accounts of $136,103 and
    $214,693 respectively)......................  2,962,220        2,571,026
  Inventory.....................................  7,453,272        7,373,705
  Prepaid expenses & other current assets.......    252,355          376,627
  Deferred income taxes.........................    166,626          166,626
  Income tax receivable.........................    155,020          257,240
                                                -----------      -----------
       Total current assets..................... 12,651,717       13,577,313

Property and equipment, net.....................    269,824          328,702
Security deposits...............................     14,728           14,728
Debt issue cost, net............................    152,985          176,013
Intangible assets, net..........................  3,460,498        3,673,207
                                                -----------      -----------

       Total assets.............................$16,549,752      $17,769,963
                                                ===========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Bank line of credit...........................$ 3,362,000      $ 3,173,800
  Accounts payable..............................  1,675,009        1,350,708
  Due to related parties........................  1,431,420          920,000
  Due to foreign currency dealer................  1,258,583        1,254,008
  Accrued expenses..............................    151,925          124,048
  Notes payable to related party, current
    portion.....................................    419,241          391,975
  Notes payable, current portion................     84,393           71,275
  Capital lease obligations, current portion....     41,947           46,143
                                                -----------      -----------
        Total current liabilities...............  8,424,518        7,331,957

8% Convertible subordinated debentures..........  1,575,000        1,575,000
Notes payable to related party, long-term
    portion.....................................    457,368          736,699
Notes payable, long-term portion................      -               17,317
Capital lease obligations, long-term portion....      1,895           33,356
Deferred income taxes...........................    124,168          124,168
                                                -----------      -----------
        Total liabilities....................... 10,582,949        9,818,497

Commitments and contingencies...................      -                -

Stockholders' equity
  Series A Cumulative Convertible 3% Preferred
    Stock; 5,000,000 shares authorized;
    450,000 shares issued and outstanding
      (liquidation value - $1,575,000)..........  1,474,398        1,474,398
  Series B 2% Convertible Preferred Stock;
    5,000,000 shares authorized; 230,000 shares
    issued and outstanding
      (liquidation value - $1,150,000)..........  1,150,000        1,150,000
  Common stock, no par value; 10,000,000 shares
    authorized; 1,865,574 and 2,119,420 issued
    and outstanding at March 31, 1996 and
    June 30, 1995, respectively.................  6,499,228        6,099,228
  Retained earnings (accumulated deficit)....... (3,156,823)        (772,160)
                                                -----------       ----------
        Total stockholders' equity..............  5,966,803        7,951,466
        Total liabilities and stockholders'
          equity................................$16,549,752      $17,769,963
                                                ===========      ===========




The accompanying notes are an integral part of these statements.

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

               FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1995


                                               1996           1995
                                            -----------     ----------

Net sales................................   $10,644,836     $6,640,156

Cost of goods sold.......................     8,306,440      3,478,172
                                            -----------     ----------
    Gross profit.........................     2,338,396      3,161,984

Selling, general and administrative
        expenses.........................     4,282,532      3,079,122
                                            -----------     ----------
                                             (1,944,136)        82,862
Interest expense, net....................      (404,895)      (204,061)

Other income.............................         -             12,926
                                            -----------     ----------
    Income (loss) before income taxes....    (2,349,031)      (108,273)

Income tax benefit (expense).............         -             51,000
                                            -----------     ----------

    Net income (loss)....................   $(2,349,031)    $  (57,273)

Dividends paid on convertible preferred
        stock............................        35,632          -
                                            -----------     ----------
    Net income (loss) applicable to
        common stockholders..............   $(2,384,663)    $  (57,273)
                                            ===========     ==========
Net income (loss) per share of common
        stock............................   $     (1.47)    $    (0.03)
                                            ===========     ==========
Weighted average number of common shares
        outstanding......................     1,626,818      1,661,050
                                            ===========     ==========




The accompanying notes are an integral part of these statements.

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995


                                                  1996            1995
                                                ----------      ---------
Net sales ..................................    $3,740,919      2,300,046

Cost of goods sold..........................     3,608,316      1,185,528
                                                ----------      ---------

        Gross profit........................       132,603      1,114,518

Selling, general and administrative
        expenses............................     1,391,672        981,356
                                                ----------      ---------
                                                (1,259,069)       133,162

Interest expense, net.......................      (150,545)       (74,963)
Other income................................         -              3,584
                                                ----------      ---------

        Income (loss) before income taxes...    (1,409,614)        61,783

Income tax benefit (expense)................         -             17,000
                                                ----------      ---------

        Net income (loss)...................   $(1,409,614)        78,783

Dividends paid on convertible preferred
        stock...............................        11,813          -
                                                ----------      ---------
        Net income (loss) applicable to
                common stockholders.........   $(1,421,427)        78,783
                                                ==========      =========
Net income (loss) per share of common
        stock...............................   $     (0.86)          0.05
                                                ==========      =========
Weighted average number of common shares
        outstanding.........................     1,649,175      1,661,087
                                                ==========      =========



The accompanying notes are an integral part of these statements.

               OCEAN OPTIQUE DISTRIBUTORS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

               FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1995




                                                           1996                 1995
                                                       ------------          -----------
Cash flows from operating activities:
  Net loss ..........................................  $(2,384,663)         $   (57,273)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization .....................     324,674              244,685
   Changes in assets and liabilities:
    Decrease (increase) in short-term investments.....     869,839             (591,974)
    Decrease (increase) in accounts receivable, net...    (391,194)              36,853
    Increase in inventory ............................     (79,567)            (783,379)
    Decrease (increase) in prepaid expenses, security
     deposits and intangible assets ..................     124,272             (167,471)
    Increase (decrease) in accounts payable and
     accrued expenses.................................     352,178             (176,095)
    Increase in due to related parties ...............     911,420                -
    Increase (decrease) in income taxes ..............     102,220              (64,067)
                                                       ------------         ------------
        Net cash provided by (used in) operating
         activities ..................................    (170,821)          (1,558,721)
                                                       ------------         ------------
Cash flows from investing activities:
 Goodwill adjustments ................................      (4,352)               -
 Capital expenditures ................................     (25,707)             (51,068)
                                                       ------------         ------------

        Net cash used in investing activities ........     (30,059)             (51,068)
                                                       ------------         ------------

Cash flows from financing activities:
 Net borrowings (payments) on bank line of credit
  and notes payable ..................................     (68,064)             319,474
 Proceeds from borrowings from foreign currency
  dealer .............................................       4,575                -
 Payments under capital lease obligation .............     (35,657)             (29,447)
 Buyback of common stock .............................       -                 (318,750)
 Payments from the exercise of stock warrants ........       -                  (42,049)
                                                       -----------          -----------
        Net cash used in financing activities ........     (99,146)             (70,772)
                                                       -----------          -----------

        Net decrease in cash and cash equivalents ....    (300,026)          (1,680,561)

Cash and cash equivalents, beginning of period .......   1,748,781            1,849,746
                                                       -----------          -----------

Cash and cash equivalents, end of period .............  $1,448,755          $   169,185
                                                       ===========          ===========

Supplemental disclosure of cash flow information:
 Cash paid (received) during the period for
  income taxes, net .................................. $   (98,000)         $    13,067
 Issuance of common stock in settlement of
  due to related parties .............................     400,000                -
                                                       ===========          ===========

 Cash paid during the period for interest, net ....... $   441,781          $   181,411
                                                       ===========          ===========




The accompanying notes are an integral part of these statements.

                        OCEAN OPTIQUE DISTRIBUTORS, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of Management, necessary for a fair statement of results for the interim periods.

     The results of operations for the nine months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.

     These statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-KSB, as amended, for the fiscal year ended
     June 30, 1995.

(2)  ORGANIZATION

     Ocean Optique Distributors, Inc. (the "Company") was incorporated under the laws of the State of Florida on May 31, 1988. The
     Company is an importer and distributor of eyeglass frames.

     On June 21, 1995, the Company acquired 100 percent of the capital stock of European Manufacturers Agency, Inc. ("EMA"), a Florida corporation. EMA is engaged in the business of distributing and marketing private label ophthalmic frames and related items and continues to conduct such business as a wholly-owned subsidiary of the Company.

(3)  BANK LINE OF CREDIT

     On June 29, 1994, and as subsequently amended in September 1995, the Company refinanced its credit facility. The new line of credit, which expires in September 1996, allows the Company to borrow up to $3,500,000, is secured by a pledge of all the Company's assets. Borrowings under this agreement are limited to the sum of 75 percent of accounts receivable, and 50 percent of inventory on hand, not to exceed $2,000,000. Interest on the line of credit is 3/4% above the bank's prime lending rate.


(4)  CALCULATION OF EARNINGS PER SHARE

     The Company calculates its earnings per share without including the 500,000 shares held in escrow pursuant to the terms of the EMA acquisition agreement.

     The EMA acquisition agreement provides for the escrow of 500,000 of the 533,333 total shares of the Company's Common Stock issued in exchange for the EMA shares, with a portion of such escrowed shares to be released to the former EMA shareholders, Robert D. Winn and Mary S. Winn, on each of the first, second, third and fourth anniversaries of the acquisition date. The acquisition agreement provides that the number of shares to be released on any such date will be determined by dividing 375,000 by the then-current market value of the Company's Common Stock, provided that the number of shares to be released on any anniversary date will not be less than 62,500 shares nor more than 150,000 shares. In the event that the number of shares of the Company's Common Stock to be released from escrow on an anniversary date is greater than the number of shares then held in escrow, the acquisition agreement provides that the Company will issue additional shares in the amount of any such shortfall, and such shares will be deemed to be issued as part of the original purchase price set forth in the acquisition agreement. Any shares of Common Stock remaining in escrow subsequent to the fourth anniversary of the acquisition date will be released to and cancelled by the Company. The acquisition agreement further provides that the Winns, as beneficial owners of the escrowed shares, are entitled to all voting, dividend and liquidation rights, preferences and privileges applicable to all of the escrowed shares, but will be unable to transfer such shares until released from escrow.

     Pursuant to the acquisition agreement, EMA entered into employment agreements with Robert Winn and Mary Winn relating to their continued service as executive officers of EMA. Under the terms of the acquisition agreement, if either of such employment agreements is terminated by the Company without cause, all shares then maintained in escrow in the name of the terminated executive officer will be released and delivered to that person. If either such agreement is terminated for cause or by the officer, the officer's shares will be released from escrow according to the above-described schedule.

     This escrow arrangement is intended primarily to assure the Company of a remedy in the event of a claim by the Company to the indemnification provided by the former EMA shareholders under the acquisition agreement. Pursuant to the terms of the agreement, any claim to such indemnification is to be first applied to the escrowed shares. As of the date hereof, no such claim has been made by the Company.

     Future years' earnings per share calculations will include the shares released from escrow, if any.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses to be incurred in connection with the Offering:

                                                                                   AMOUNT*
                                                                                   ------
       SEC Registration Fee   . . . . . . . . . . . . . . . . . . . . .          $   460.00
       Printing and Engraving   . . . . . . . . . . . . . . . . . . . .          $   500.00
       Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . .          $15,000.00
       Accounting Fees and Expenses   . . . . . . . . . . . . . . . . .          $15,000.00
       Blue Sky Fees and Expenses   . . . . . . . . . . . . . . . . . .          $ 1,000.00
       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . .          $ 1,000.00
                                                                                 ----------

        Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $32,960.00
                                                                                 ==========

- ------------------------
* Estimated, except the SEC Registration Fee. None of the Selling Stockholders will pay any of the expenses of this offering, but the Selling Stockholders will bear the cost of any brokerage commissions or discounts incurred in connection with the sale of their Common Stock and their respective legal expenses.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As authorized by Section 607.0831 of the Florida Business Corporation Act, Directors and Officers of the Company are indemnified against liability under certain circumstances. The Company's Restated Articles of Incorporation, as amended, provide for the indemnification of the Company's Directors and Officers.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (A)     EXHIBITS

                       2.1 Agreement and Plan of Reorganization (a/k/a EMA Acquisition Agreement).(1)

                       3.1  Restated Articles of Incorporation, as amended.(3)

                       3.3  Bylaws.(2)

                       5.1  Opinion of Broad and Cassel.(3)

                      23.1  Consent of Grant Thornton LLP.(4)

         (A)     EXHIBITS (CONT'D.)


                      23.2  Consent of KPMG Peat Marwick LLP.(4)

                      23.3  Consent of Broad and Cassel (see Exhibit 5.1).(3)

                      27.1  Financial Data Schedules (for SEC use only).(4)

                      27.2  Financial Data Schedules (for SEC use only).(4)


- -----------------------------
         (1) Incorporated by reference from the Company's Annual Report on Form 10-KSB for fiscal year ended June 30, 1995.

         (2) Incorporated by reference to the Company's Registration Statement on Form S-18 (SEC File No. 33-41164).

         (3)            Filed with Amendment No. 2 to this Form S-3
                        Registration Statement.

         (4)            Filed herewith.


ITEM 17. UNDERTAKINGS.

         (A)     The Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; or

                          (iii) Include any additional or changed material information with respect to the plan of distribution.

                          Provided, however, that paragraphs (A)(1)(i) and
                          (A)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) For the purposes of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 7th day of August, 1996.

                                         OCEAN OPTIQUE DISTRIBUTORS, INC.
                                         --------------------------------
                                                    Registrant

                                         By: /s/ Neil B. Lande
                                            ------------------------------------
                                            Neil B. Lande, Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                              TITLE                                  DATE
- ---------                                              -----                                  ----
/s/ Neil B. Lande                            Chairman of the Board and                     August 7, 1996
- ----------------------------------           Chief Executive Officer
Neil B. Lande


/s/ Ray Hyman, Jr.                           President and Director                        August 7, 1996
- ----------------------------------
Ray Hyman, Jr.


/s/ Kenneth J. Gordon                        Principal Accounting Officer                  August 7, 1996
- ----------------------------------           and Chief Financial Officer
Kenneth J. Gordon


/s/ H. James Daigle                          Director                                      August 7, 1996
- ----------------------------------
H. James Daigle


/s/ Bruce Schindler                          Director                                      August 7, 1996
- ----------------------------------
Bruce Schindler


/s/ Robert D. Winn                           Director                                      August 7, 1996
- ----------------------------------
Robert D. Winn


/s/ Mary S. Winn                             Director                                      August 7, 1996
- ----------------------------------
Mary S. Winn

                        OCEAN OPTIQUE DISTRIBUTORS, INC.

                               INDEX TO EXHIBITS*


                                                                                         Sequentially Numbered
Exhibit No.                                                                                       Page
- ----------                                                                               ---------------------
23.1          Consent of Grant Thornton LLP . . . . . . . . . . . . . . . . . . .

23.2          Consent of KPMG Peat Marwick  . . . . . . . . . . . . . . . . . . .

27.1          Financial Data Schedules (for SEC use only) . . . . . . . . . . . .

27.2          Financial Data Schedules (for SEC use only) . . . . . . . . . . . .


- ----------------------------

* All other exhibits listed in Item 16 of Part II of the Amendment No. 3 to this Form S-3 Registration Statement have been previously filed or are incorporated by reference to documents previously filed as indicated therein.